EXHIBIT 12.1

CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31, 2004

     (In thousands, except for ratio amounts)

	2004 (4)	2003 (3)	2002	2001 (2)	2000 (1)
EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations	$30,556	$26,841	$41,004	$55,833	$70,402
Add: income allocated to minority interests	13,971	14,843	14,528	15,798	15,109
Less: equity in income of joint ventures	(356)	(3,200)	(366)	(8,527)	(765)

	44,171	38,484	55,166	63,104	84,746
Distributed income of joint ventures	1,390	1,107	1,632	15,076	2,122
Less: interest capitalized	(9,332)	(15,068)	(10,923)	(10,920)	(15,303)
Less: preferred distribution of subsidiaries	(10,461)	(12,747)	(12,872)	(12,872)	(12,845)

Total earnings before fixed charges	25,768	11,776	33,003	54,388	58,720

FIXED CHARGES:
Interest expense	79,214	75,414	71,499	69,712	68,000
Interest capitalized	9,332	15,068	10,923	10,920	15,303
Accretion of discount	609	684	529	421	403
Amortization of deferred financing charges	2,697	2,634	2,165	1,591	1,340
Interest portion of rental expense	668	610	576	569	478
Preferred distribution of subsidiaries	10,461	12,747	12,872	12,872	12,845

Total fixed charges	102,981	107,157	98,564	96,085	98,369

Total earnings and fixed charges	$128,749	$118,933	$131,567	$150,473	$157,089

RATIO OF EARNINGS TO FIXED CHARGES	1.25x	1.11x	1.33x	1.57x	1.60x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS:
Total fixed charges	$102,981	$107,157	$98,564	$96,085	$98,369
Preferred share dividends	—	—	—	2,545	9,371

Total combined fixed charges and preferred share dividends	102,981	107,157	98,564	98,630	107,740
Total earnings and combined fixed charges and preferred share dividends	$128,749	$118,933	$131,567	$153,018	$166,460

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS	1.25x	1.11x	1.33x	1.55x	1.55x

(1)	Earnings include a $18,323 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.41x and 1.37x.

(2)	Earnings include a $2,372 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.54x and 1.53x.

(3)	Earnings include a $2,590 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.09x.

(4)	Earnings include a $2,625 impact related to gain on sales of properties, and a $1,143 impact related to an impairment loss on land held for sale. Excluding these impacts, such ratios would be 1.24x.

INTEREST COVERAGE RATIO
Total revenues	$431,231	$406,617	$402,114	$404,009	$387,913
Total expenses	(388,542)	(370,723)	(347,307)	(343,277)	(321,490)
Income from discontinued operations	3,912	2,730	4,560	5,660	4,219
Add: Depreciation and amortization	106,225	104,674	99,470	97,588	93,101
Add: Depreciation of discontinued operations	2,655	3,402	5,657	4,072	3,865
Add: Interest expense	79,214	75,414	71,499	69,712	68,000

Total	$234,695	$222,114	$235,993	$237,764	$235,608

Interest expense	$79,214	$75,414	$71,499	$69,712	$68,000

INTEREST COVERAGE RATIO	3.0x	2.9x	3.3x	3.4x	3.5x